Exhibit 12

HERSHEY FOODS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands of dollars except for ratios)
(Unaudited)

                                                             For the Six Months Ended
                                                             ------------------------
                                                               July 1,        July 2,
                                                                2001           2000
                                                              --------       --------
Earnings:

Income before income taxes                                $   209,483      $  182,257

Add (deduct):

   Interest on indebtedness                                    35,783          37,907
   Portion of rents representative of the
     interest factor (a)                                        7,465           7,699
   Amortization of debt expense                                   232             244
   Amortization of capitalized interest                         2,110           2,119
                                                            ----------      ----------
          Earnings as adjusted                            $   255,073      $  230,226
                                                            ==========      ==========
Fixed Charges:

   Interest on indebtedness                               $    35,783      $   37,907
   Portion of rents representative of the
    interest factor (a)                                         7,465           7,699
   Amortization of debt expense                                   232             244
   Capitalized interest                                           850               1
                                                            ----------      ----------
       Total fixed charges                                $    44,330      $   45,851
                                                            ==========      ==========

Ratio of earnings to fixed charges                               5.75            5.02
                                                            ==========      ==========

NOTE:

(a)  Portion of rents  representative  of the  interest  factor  consists of all rental expense  pertaining to operating leases used to finance the purchase or construction of warehouse and distribution facilities,  and one-third of rental expense for other operating leases.